EXHIBIT 16.1

[COMPANY LOGO]

DALE MATHESON
CARR-HILTON LABONTE LLP
__________________________
DMCL CHARTERED ACCOUNTANTS

Partnership of:

Vancouver               Robert J. Bukart, Inc.
                        Alvin F. Dale, Ltd.
                        Robert J. Matheson, Inc.
                        James F. Carr-Hilton, Ltd.
                        Barry S. Hartley, Inc.
                        Rakesh I. Patel, Inc.
                        Kenneth P. Chong Inc.
                        Reginald J. LaBonte Ltd.

South Surrey            Michael K. Braun Inc.
                        Peter J. Donaldson, Inc.

Port Coquitlam          Wilfred A. Jacobson, Inc.
                        Fraser G. Ross, Ltd.
                        Brian A. Shaw Inc.
________________________________________________________________________________


February 21, 2008



Securities and exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs:

RE:  MAINLAND RESOURCES, INC.

We have read Item 4.01 of Form 8-K Dated February 21, 2008 of Mainland Resource, Inc. (File Ref. no.: 000-52782) and:

     a) We are in agreement with the statements made in paragraphs one through three.

     b) We have no basis to agree or disagree with the statements made in paragraph four.


Yours truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
Charted Accountants



Vancouver       Suite 1500 - 1140 West Pender Street, Vancouver, B.C., Canada
                V6E 4GI, Tel: 604 687 4747  Fax: 604 689 2778 - Main Reception

Sourth Surrey   Suite 301 - 1656 Martin Drive, White Rock, B.C., Canada
                V4A 6E7, Tel:  604 531 1154  Fax: 604 538 2613

Port Coquitlam  Suite 700 - 2755 Lougheed Highway, Port Coquitlam, B.C., Canada
                V3B 5Y9, Tel: 604 941 8266  Fax: 604 941 0971